FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226850-08

Subject:	** NEW ISSUE CMBS: BBCMS 2021-C9 ** PRICING DETAIL
NEW ISSUE CMBS:	BBCMS 2021-C9

$692,608,000 NEW ISSUE CMBS ****PUBLIC OFFERING****

JOINT LEADS:	BARCLAYS, SOCIÉTÉ GÉNÉRALE, KeyBanc
CO-MANAGERS:	ACADEMY SECURITIES, Bancroft Capital, LLC

RATING AGENCIES:	S&P, FITCH, KBRA

***PUBLIC OFFERED CERTIFICATES***

RATINGS AVAIL.

CLASS	(S/F/K)	SIZE ($MM)	C/E	WAL	CPN (%)	PRICE	YIELD	SPREAD
A-1	AAA/AAA/AAA	25.700	30.000%	2.80	0.488	99.9986	0.48214	S+20
A-2	AAA/AAA/AAA	4.500	30.000%	4.88	1.846	102.9981	1.20137	S+55
A-4	AAA/AAA/AAA	210.000	30.000%	9.49	2.021	100.9945	1.90490	S+60
A-5	AAA/AAA/AAA	281.000	30.000%	9.89	2.299	102.9996	1.96313	S+62
A-SB	AAA/AAA/AAA	34.474	30.000%	6.93	1.960	102.9994	1.49669	S+50
A-S	AA+/AAA/AAA	66.482	21.625%	9.93	2.534	102.9928	2.19738	S+85
B	NR/AA-/AA	36.714	17.000%	9.93	2.686	102.9950	2.34739	S+100
C	NR/A-/A-	33.738	12.750%	9.93	3.191	102.9924	2.84738	S+150

SETTLEMENT:	ON OR ABOUT MARCH 10, 2021

*TRANSACTION SUMMARY*
POOL BALANCE:	$793,820,306
NUMBER OF LOANS:	57
NUMBER OF PROPERTIES:	87
WA CUT-OFF LTV:	56.7%
WA MATURITY LTV:	51.2%
WA U/W NCF DSCR:	2.28X
WA U/W NOI DY:	10.4%
WA MORTGAGE RATE:	3.75018%
TOP 10 LOANS %:	50.5%
WA REM TERM MATURITY:	117 MONTHS

LOAN SELLERS:	BARCLAYS (21.5%), LMF (20.5%), BSPRT (17.8%), SGFC (13.6%), SMC (10.7%), KeyBank (8.6%), BARCLAYS/SGFC (7.3%)

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The issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.